Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312 - 822 - 1371
Doreen Lubeck, 773 - 583 - 4331
CNA SURETY ANNOUNCES FIRST QUARTER 2011 RESULTS
CHICAGO, April 29, 2011 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the first quarter of 2011 of $20.8 million, or $0.46 per diluted share, compared to $20.8 million, or $0.47 per diluted share, for the same period in 2010.
Highlights included:
•	Combined ratio of 83.1%.

•	Operating cash flow of $20.9 million.

•	Book value per share of $24.20 at March 31, 2011, an increase of 1.3% from December 31, 2010.
“Overall, our first quarter results were solid,” said John F. Welch, President and Chief Executive Officer. “Our business operations generated a modest increase in results, but that was offset by costs associated with the evaluation of CNA Financial Corporation’s (“CNA”) proposal to acquire the remaining outstanding shares of CNA Surety. While our premium production reflects the continuing headwinds confronting the construction industry, we continue to expand our market reach, underwrite carefully, reserve prudently and manage our costs.”
“The evaluation of the CNA proposal concluded last week when our respective boards of directors approved a merger agreement,” Welch continued. “The action of the CNA Surety board followed an affirmative recommendation from the special committee of the board that was established to evaluate the proposal. There are more steps ahead to complete the merger, but we will remain focused on meeting the needs of our producers and customers.”

	Gross Written Premium
	(in thousands)
	Three Months Ended
	March 31,
	2011	2010
Contract	$66,212	$68,457
Commercial	34,994	35,221
Fidelity and other	8,885	8,849

	$110,091	$112,527

For the quarter ended March 31, 2011, gross written premiums decreased 2.2% as compared to the quarter ended March 31, 2010.
Contract surety gross written premiums decreased 3.3% in the first quarter of 2011 compared to the same period in 2010, due to continued challenges in the construction industry.
Commercial surety gross written premiums decreased 0.6% in the first quarter of 2011 compared to the same period in 2010. This decrease reflects a modest decline in the small commercial market, partially offset by selective growth in the corporate commercial market.

	Net Written Premium
	(in thousands)
	Three Months Ended
	March 31,
	2011	2010
Contract	$61,439	$63,313
Commercial	34,306	34,498
Fidelity and other	8,885	8,849

	$104,630	$106,660

For the quarter ended March 31, 2011, net written premiums decreased 1.9% as compared to the quarter ended March 31, 2010, reflecting the decrease in gross written premiums, offset by lower reinsurance costs.

	Underwriting Ratios
	Three Months Ended
	March 31,
	2011	2010
Loss ratio	29.0%	29.1%
Expense ratio	54.1%	53.7%

Combined ratio	83.1%	82.8%

The expense ratio for the first quarter of 2011 was 54.1%, an increase of 0.4 percentage points compared to the same period in 2010, due to a 1.6% decrease in net earned premium.
In the first quarter of 2011, the Company incurred expenses of $2.0 million related to the evaluation of the proposal by CNA (NYSE: CNA) to acquire all of the outstanding shares of common stock of the Company that are not currently owned by subsidiaries of CNA. These expenses are shown as “Other expense” in Operating Results in the accompanying Press Release Investor Data and are not included in the expense ratio shown in the table above.

Net investment income for the quarter ended March 31, 2011 was $14.4 million compared to $13.4 million during the first quarter of 2010. The increase reflects the impact of higher overall invested assets, partially offset by lower yields. The annualized pre-tax yields were 4.1% and 4.2% for the three months ended March 31, 2011 and 2010, respectively.
Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
Earnings Conference Call
A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on April 29, 2011. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation, and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 888-298-3451. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=78819 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on April 29th until 1:00 p.m. (EDT) on May 13, 2011 by dialing 888-203-1112, pass code 5529262, or over the Internet at the foregoing websites.
Important Information and Where To Find It
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to buy shares of CNA Surety common stock referenced in this press release has not yet commenced. At the time the tender offer is commenced, CNA will file a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”) and CNA Surety will file a solicitation/recommendation statement on Schedule 14D-9. Investors and stockholders are urged to read the Schedule TO, the Schedule 14D-9 and the other relevant materials before making any investment decision with respect to the tender offer because they will contain important information, including the terms and conditions of the tender offer. These materials and any other documents filed by CNA Surety or CNA with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. These materials and any other documents filed by CNA with the SEC will be made available to the Company’s shareholders at no expense to them (when available) from CNA at www.cna.com or at 333 South Wabash Avenue, Chicago, Illinois 60604 and the documents that are filed by CNA Surety with the SEC (when available) will be made available at no charge from CNA Surety at www.cnasurety.com or at 333 South Wabash Avenue, Chicago, Illinois 60604.

Safe Harbor for Forward-Looking Statements
The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to: product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the effect of the Company’s accounting policies, and other risks detailed in the Company’s SEC filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein. There can be no assurances that the transaction between CNA Surety and CNA will be consummated; that the expected benefits of the transaction will materialize; that the transaction will be timely completed, if at all; that, prior to the completion of the offer, if at all, CNA Surety will satisfy the conditions to the offer; or that the transaction merger agreement will not be terminated. CNA Surety undertakes no obligation to update these forward-looking statements except to the extent otherwise required by law.
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s SEC filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010
Operating Results:

Gross written premiums	$110,091	$112,527

Net written premiums	$104,630	$106,660

Revenues:
Net earned premiums	$96,658	$98,252
Net investment income	14,435	13,377
Net realized investment gains	313	323

Total revenues	$111,406	$111,952

Expenses:
Net losses and loss adjustment expenses	$28,031	$28,581
Net commissions, brokerage and other underwriting expenses	52,266	52,788
Interest expense	284	281
Other expense	2,027	—

Total expenses	$82,608	$81,650

Income before income taxes	28,798	30,302

Income tax expense	8,041	9,497

Net income	$20,757	$20,805

Basic earnings per common share	$0.46	$0.47

Diluted earnings per common share	$0.46	$0.47

Basic weighted average shares outstanding	44,810	44,280

Diluted weighted average shares outstanding	45,157	44,421

Cash Flow Data:

Net cash flow provided by operations	$20,911	$26,312

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	March 31,	December 31,
	2011	2010
Consolidated Balance Sheet Data:
Invested assets and cash	$1,481,811	$1,466,693
Deferred policy acquisition costs	101,365	98,572
Insurance receivables	84,417	74,831
Goodwill and other intangible assets, net	138,785	138,785
Total assets	1,857,635	1,837,734

Unpaid losses and loss adjustment expenses	401,103	389,089
Unearned premiums	253,946	245,986
Debt	30,930	30,930
Accumulated other comprehensive income	28,440	32,436
Total stockholders’ equity	1,088,075	1,068,733

Book value per share	$24.20	$23.88

Outstanding shares	44,970	44,748